UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

J.CREW GROUP, INC.

Commission File Number: 333-175075

Delaware	22-2894486
(Registrant, State of Incorporation)	(I.R.S. Employer Identification No.)

770 Broadway

New York, New York 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2012, the Board of Directors of J.Crew Group, Inc. (the “Company”) appointed Stuart Haselden to the position of Chief Financial Officer, effective May 15, 2012. James S. Scully will continue to serve as Executive Vice President and Chief Administrative Officer for the Company. Mr. Haselden will continue to report to Mr. Scully.

Mr. Haselden, 42, has been the Company’s Senior Vice President of Finance and Treasurer since 2009 and served as Vice President of Financial Planning & Analysis from 2006 to 2009. Before joining J.Crew, Stuart served as the Vice President of Strategic Planning for Saks Incorporated where he held a variety of positions from 1999 to 2005.

In connection with his promotion to CFO, Mr. Haselden and the Company will enter into a letter agreement pursuant to which Mr. Haselden will serve as Chief Financial Officer for a three-year term beginning on May 15, 2012 subject to automatic one-year renewals unless we provide two months’, or Mr. Haselden provides four months’, written notice prior to the expiration of the current term. The agreement will provide for a minimum annual base salary of $400,000, which will be reviewed annually by us, and an annual bonus with a target of 35% of base salary. Mr. Haselden will also be awarded 300,000 non-qualified stock options of Chinos Holdings, Inc., which will vest upon meeting certain time- and performance-based vesting conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.

By:	/s/ Jennifer L. O’Connor
Name:	Jennifer L. O’Connor
Title:	SVP, General Counsel and Secretary

Date: April 26, 2012

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